Exhibit 99

News Announcement	For Immediate Release

REX AMERICAN RESOURCES’ FIRST QUARTER

DILUTED EPS RISES 61% TO $0.69

Dayton, Ohio, (May 24, 2017) -- REX American Resources Corporation (NYSE: REX) today reported financial results for its fiscal 2017 first quarter (“Q1 ’17”) ended April 30, 2017. REX management will host a conference call and webcast today at 11:00 a.m. ET. to review the results.

Conference Call:	(303) 223-4381

Webcast / Replay URL:	www.rexamerican.com/Corp/Page4.aspx
The webcast will be available for replay for 30 days

REX American Resources’ Q1 ’17 results principally reflect its interests in six ethanol production facilities. The operations of One Earth Energy, LLC (“One Earth”) and NuGen Energy, LLC (“NuGen”) are consolidated, while those of its four remaining plants are reported as equity in income of unconsolidated ethanol affiliates.

REX’s Q1 ’17 net sales and revenue grew 12.9% to $113.1 million, compared with $100.0 million in Q1 ’16, primarily reflecting a 9.1% increase in the average sales price per gallon of ethanol as well as REX’s initiatives to increase plant-level production. These were partially offset by the decline in distillers grains and modified distillers grains prices. Gross profit increased 48.3% to $12.5 million, compared to
$8.4 million during the prior year period, primarily reflecting improved crushed spread margins offset by lower distillers grains pricing.

Equity in income of unconsolidated ethanol affiliates in Q1 ’17 increased to $0.7 million, from $0.2 million in Q1 ’16, primarily as a result of the more favorable ethanol crush spread margins during the quarter. As a result, income from continuing operations before income taxes and non-controlling interests in Q1 ’17 grew 60.7% to $8.0 million, compared with $5.0 million in Q1 ’16.

Net income attributable to REX shareholders in Q1 ’17 was $4.5 million, compared with $2.8 million in Q1 ’16, while Q1 ’17 diluted net income per share attributable to REX common shareholders increased 60.5% to $0.69 per share, compared to $0.43 per share in Q1 ’16. Per share results in Q1 ’17 and Q1 ’16 are based on 6,593,000 and 6,594,000 diluted weighted average shares outstanding, respectively.

REX American Resources’ Chief Executive Officer, Zafar Rizvi, commented, “We achieved both top and bottom-line growth in the first quarter, compared to the prior year’s first quarter, highlighting our disciplined approach to ensure operating excellence throughout the organization. Our operating strategies led to significant year over year growth across key financial metrics, including gross profit, net income, diluted earnings per share and operating cash flow generation. We are particularly pleased with the early success of efforts to increase production at our plants, as reflected in the nearly 8% increase in ethanol gallons sold during the period, compared to last year’s first quarter.”

-more-

REX American Resources Q1’ 17 Results, 5/24/17	page 2

Balance Sheet and Share Repurchase Program

At April 30, 2017, REX had cash and cash equivalents of $191.5 million, $76.5 million of which was at the parent company and $115.0 million of which was at its consolidated ethanol production facilities. This compares with cash and cash equivalents of $188.6 million at January 31, 2017, $79.5 million of which was at the parent company and $109.1 million of which was at its consolidated ethanol production facilities.

The Company is currently authorized to repurchase up to an additional 155,334 shares of common stock and has 6,558,679 shares outstanding.

The following table summarizes select data related to the Company’s consolidated alternative energy interests:

	Three Months Ended April 30,
	2017	2016
Average selling price per gallon of ethanol	$1.44	$1.32
Average selling price per ton of dried distillers grains	$100.06	$125.29
Average selling price per pound of non-food grade corn oil	$0.28	$0.24
Average selling price per ton of modified distillers grains	$41.91	$59.82
Average cost per bushel of grain	$3.47	$3.52
Average cost of natural gas (per mmbtu)	$3.74	$3.22

Supplemental Data Related to REX’s Alternative Energy Interests:

REX American Resources Corporation
Ethanol Ownership Interests/Effective Annual Gallons Shipped as of April 30, 2017
(gallons in millions)

Entity	Trailing Twelve Months Gallons Shipped	Current REX Ownership Interest	REX’s Current Effective Ownership of Trailing Twelve Month Gallons Shipped
One Earth Energy, LLC (Gibson City, IL)	120.5	75.0%	90.4
NuGen Energy, LLC (Marion, SD)	131.0	99.5%	130.3
Big River Resources West Burlington, LLC (West Burlington, IA)	107.3	9.7%	10.4
Big River Resources Galva, LLC (Galva, IL)	124.0	9.7%	12.0
Big River United Energy, LLC (Dyersville, IA)	128.6	5.4%	6.9
Big River Resources Boyceville, LLC (Boyceville, WI)	57.9	9.7%	5.6
Total	669.3	n/a	255.6

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REX American Resources Q1’ 17 Results, 5/24/17	page 3

About REX American Resources Corporation

REX American Resources has interests in six ethanol production facilities, which in aggregate shipped approximately 669 million gallons of ethanol over the twelve month period ended April 30, 2017. REX’s effective ownership of the trailing twelve month gallons shipped (for the twelve months ended April 30, 2017) by the ethanol production facilities in which it has ownership interests was approximately 256 million gallons. Further information about REX is available at www.rexamerican.com.

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the impact of legislative changes, the price volatility and availability of corn, dried and modified distillers grains, ethanol, corn oil, gasoline and natural gas, ethanol plants operating efficiently and according to forecasts and projections, changes in the international, national or regional economies, weather, the effects of terrorism or acts of war and the impact of Internal Revenue Service audits. The Company does not intend to update publicly any forward-looking statements except as required by law.

Contact:
Douglas Bruggeman	Joseph Jaffoni, Norberto Aja
Chief Financial Officer	JCIR
(937) 276-3931	(212) 835-8500
rex@jcir.com

- statements of operations follow -

REX American Resources Q1’ 17 Results, 5/24/17	page 4

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share amounts)
Unaudited

	Three Months Ended April 30,
	2017	2016
Net sales and revenue	$113,143	$100,222
Cost of sales	100,654	91,800
Gross profit	12,489	8,422
Selling, general and administrative expenses	(5,402)	(4,027)
Equity in income of unconsolidated ethanol affiliates	700	233
Gain on sale of investment	—	192
Interest and other income	215	160
Income before income taxes and non-controlling interests	8,002	4,980
Provision for income taxes	(2,390)	(1,514)
Net income including non-controlling interests	5,612	3,466
Net income attributable to non-controlling interests	(1,068)	(628)
Net income attributable to REX common shareholders	$4,544	$2,838

Weighted average shares outstanding – basic	6,593	6,573

Basic net income per share attributable to REX common shareholders	$0.69	$0.43

Weighted average shares outstanding – diluted	6,593	6,594

Diluted net income per share attributable to REX common shareholders	$0.69	$0.43

REX American Resources Q1’ 17 Results, 5/24/17	page 5

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands) Unaudited

	April 30, 2017	January 31, 2017
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents	$191,493	$188,576
Restricted cash	130	130
Accounts receivable	9,196	11,901
Inventory	20,427	17,057
Refundable income taxes	1,063	1,070
Prepaid expenses and other	7,075	6,959
Deferred taxes-net	824	824
Total current assets	230,208	226,517
Property and equipment-net	184,674	182,761
Other assets	6,777	6,913
Equity method investments	38,533	37,833
TOTAL ASSETS	$460,192	$454,024
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable – trade	$8,636	$9,171
Accrued expenses and other current liabilities	14,261	13,348
Total current liabilities	22,897	22,519
LONG TERM LIABILITIES:
Deferred taxes	41,138	41,135
Other long term liabilities	2,242	2,096
Total long term liabilities	43,380	43,231
COMMITMENTS AND CONTINGENCIES
EQUITY:
REX shareholders’ equity:
Common stock, 45,000 shares authorized, 29,853 shares issued at par	299	299
Paid in capital	145,790	145,767
Retained earnings	512,751	508,207
Treasury stock, 23,292 shares	(313,832)	(313,838)
Total REX shareholders’ equity	345,008	340,435
Non-controlling interests	48,907	47,839
Total equity	393,915	388,274
TOTAL LIABILITIES AND EQUITY	$460,192	$454,024

- statements of cash flows follow -

REX American Resources Q1’ 17 Results, 5/24/17	page 6

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands) Unaudited

	Three Months Ended
	April 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$5,612	$3,466
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4,934	4,812
Income from equity method investments	(700)	(233)
Gain on sale of investment	—	(192)
Deferred income tax	3	—
Stock based compensation expense	196	15
Changes in assets and liabilities:
Accounts receivable	2,705	(1,833)
Inventories	(3,370)	(8,554)
Other assets	(30)	1,589
Accounts payable-trade	(1,308)	(2,284)
Other liabilities	723	(2,465)
Net cash provided by (used in) operating activities	8,765	(5,679)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(5,905)	(4,474)
Restricted cash	—	(466)
Restricted investments and deposits	51	—
Proceeds from sale of investment	—	2,275
Other	6	6
Net cash used in investing activities	(5,848)	(2,659)
CASH FLOWS FROM FINANCING ACTIVITIES:
Purchase of stock from noncontrolling interests holders	—	(268)
Treasury stock acquired	—	(4,709)
Net cash used in financing activities	—	(4,977)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,917	(13,315)
CASH AND CASH EQUIVALENTS – Beginning of period	188,576	135,765
CASH AND CASH EQUIVALENTS – End of period	$191,493	$122,450
Non cash investing activities – Accrued capital expenditures	$1,284	$634
Non cash financing activities – Equity awards accrued	$167	$—

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